Preliminary Proxy Statement Dated July 6, 1998



                         HARVEST RESTAURANT GROUP, INC.
                          1250 N.E. Loop 410, Suite 335
                            San Antonio, Texas 78209


                               PROXY STATEMENT AND
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 18, 1998


     To the shareholders of Harvest Restaurant Group, Inc.:

     The Annual Meeting of the shareholders of Harvest Restaurant Group, Inc. (the "Company") will be held at the Company's executive offices, 1250 N.E. Loop 410, Suite 335, San Antonio, Texas 78209, at 10:00 A.M. on September 18, 1998, 1998, or at any adjournment or postponement thereof, for the following purposes:

     1.   To elect five directors of the Company.

     2. To authorize the Board of Directors, in its discretion, to implement one of several alternative reverse splits of the Company's Common Stock ranging from a ratio of one share for two shares of Common Stock up to a maximum of one share for ten shares of Common Stock.

     3. To transact such other business as may properly come before the meeting.

     Details relating to the above matters are set forth in the attached Proxy Statement. All shareholders of record of the Company as of the close of business on July 24, 1998 will be entitled to notice of and to vote at such meeting or at any adjournment or postponement thereof.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A REPLY CARD IS ENCLOSED FOR YOUR CONVENIENCE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON I F YOU ATTEND THE MEETING.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            William J. Gallagher
                                            Chief Executive Officer
July 30, 1998

                                 PROXY STATEMENT

                         HARVEST RESTAURANT GROUP, INC.
                          1250 N.E. Loop 410, Suite 335
                            San Antonio, Texas 78209
                            Telephone: (210) 824-2496

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 18, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Harvest Restaurant Group, Inc. (the "Company"), a Texas corporation, of $.0l par value Common Stock ("Common Stock") to be voted at the Annual Meeting of Shareholders of the Company ("Annual Meeting") to be held at 10:00 A.M. on September 18, 1998, or at any adjournment or postponement thereof. The Company anticipates that this Proxy Statement and the accompanying form of proxy will be first mailed or given to all shareholders of the Company on or about July 30, 1998. The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast for the election of the nominees for directors hereinafter named and to authorize the Board of Directors, in its discretion, to implement one of several alternative reverse splits of the Company's Common Stock ranging from a ratio of one share of Common Stock for two shares of Common Stock to a maximum of one share of Common Stock for ten shares of Common Stock. The holders of a majority of the shares represented at the Annual Meeting in person or by proxy will be required to approve both proposed matters.

     Any shareholders giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Company, by substituting a new proxy executed at a later date, or by requesting, in person, at the Annual Meeting, that the proxy be returned.

     All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith and all costs of soliciting proxies will be paid by the Company. In addition to the solicitation by mail, proxies may be solicited by officers and regular employees of the Company by telephone, telegraph or personal interview. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

                    VOTING SHARES AND PRINCIPAL SHAREHOLDERS

     The close of business on July 24, 1998 has been fixed by the Board of Directors of the Company as the record date (the "record date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, there were outstanding 3,463,009 shares of Common Stock, each share of which entitles the holder thereof to one vote on each matter which may come before the Annual Meeting. Cumulative voting for directors is not permitted.

     A majority of the issued and outstanding shares entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum at any shareholders' meeting.


 Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of June 30, 1998 concerning stock ownership of the Company's Common Stock by all persons known to the Company to own beneficially 5% or more of the outstanding shares of Common Stock, by each director and by all directors and officers as a group.

     Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares of Common Stock shown as owned by them, subject to community property laws, where applicable. Each stockholder's address is in care of the Company at 1250 N.E. Loop 410, Suite 335, San Antonio, Texas 78209. The table also reflects all shares of Common Stock, which each individual has the right to acquire within 60 days from the date hereof upon exercise of stock options, or common stock purchase warrants.

                                            Number of
                                            Shares of
                                             Common
                                           Stock Owned          Percent of
                                            of Record          Common Stock
     Name                                and Beneficially         Owned
     ----                                ----------------         -----

     William J. Gallagher (l) (2)             186,667               5.2%
     Larry F. Harris (3)                      100,000               2.8%
     Sam Bell Steves Rosser (4)               106,666               3.0%
     Joseph Fazzone (5)                        80,000               2.3%
     Michael M. Hogan (6)                      30,000                .9%
     Theodore M. Heesch (6)                    30,000                .9%

     All officers and directors
     as a group (6 persons) (2)(3)(4)         533,333              13.7%
                            (5)(6)

(1) Messrs. Gallagher and Rosser may be deemed to be "promoters" and "founders" of the Company as those terms are defined under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(2) Includes 140,000 shares that Mr. Gallagher may purchase pursuant to options.
(3)  Includes 100,000 shares that Mr. Harris may purchase pursuant to options.
(4)  Includes 40,000 shares that Mr. Rosser may purchase pursuant to options.
(5)  Includes 50,000 shares that Mr. Fazzone may purchase pursuant to options
(6) Includes 30,000 shares that Mr. Hogan, and Mr. Heesch may purchase pursuant to options.


                              ELECTION OF DIRECTORS

     At the Annual Meeting, the shareholders will elect five directors of the Company. Cumulative voting is not permitted for the election of directors. In the absence of instructions to the contrary, the person named in the accompanying proxy will vote in favor of the election of each of the persons named below as the Company's nominees for directors of the Company. All of the nominees are presently members of the Board of Directors. Each of the nominees has consented to be named herein and to serve if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if such should occur, the person named in the proxy intends to vote for the election in his stead of such person as the Board of Directors of the Company may recommend.

     The following table sets forth certain information regarding each nominee and each executive officer of the Company.

                                                                             Officer or
                                                                              Director
Name                             Age        Office                             Since
----                             ---        ------                             -----

William J. Gallagher (1)(2)      58         Chairman of the Board of         June 1993
                                            Directors and Chief
                                            Executive Officer

Larry F. Harris                  39         President, Chief Operating       October 1996
                                            Officer and Director

Sam Bell Steves Rosser           34         Vice President - Development     June 1993
                                            and Director

Joseph Fazzone                   37         Chief Financial Officer          January 1997

Michael M. Hogan (1)(2)          49         Director                         August 1996

Theodore M. Heesch (1)(2)        60         Director                         August 1996



(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

     Directors hold office for a period of one year from their election at the annual meeting of stockholders and until their successors are duly elected and qualified. Officers of the Company are elected by, and serve at the discretion of, the Board of Directors. None of the above individuals has any family relationship with any other Director of Executive Officer except Mr. Rosser who is Mr. Gallagher's son-in-law. Directors not employed by the Company receive $750 each for attending Board of Directors' meetings and are reimbursed for out-of-pocket expenses.

Background

     The following is a summary of the business experience of each executive officer and director of the Company for at least the last five years:

     William J. Gallagher is the Chairman and Chief Executive Officer of the Company since December 1996 and he devotes approximately 90% of his time in this capacity. In addition, he is President of Jagbanc Capital Ltd., a merchant bank headquartered in San Antonio, Texas. From February 1991 to September 1994, Mr. Gallagher was the founder and then Chairman and CEO of WaterMarc Food Management, Inc., which operated 32 Marcos Mexican restaurants, Billy Blues Barbecue Grills, Longhorn Cafes and BBQ Pete's restaurants. In addition, WaterMarc produced and marketed Chris Pitts and Billy Blues Bar-B-Q sauce. From February 1990 until September 1992, Mr. Gallagher was a Vice President at Kemper Securities. Prior to 1990, Mr. Gallagher founded or co-founded several companies including Sunny's National Stores (a 150-unit convenience store chain in Texas), American Drive-Inn (an 18-unit drive-in restaurant chain in Houston, Texas) and the Guadeloupe Valley Winery in New Braunfels, Texas. Mr. Gallagher also served as a director of Cluckers Wood Roasted Chicken, Inc., the developer and franchiser of the "Cluckers" restaurant concept, from June 1993 to November 1994.

     Larry F. Harris joined the Company in October 1996 as Executive Vice President and Chief Operating Officer and was appointed President in December 1996. From December 1994 to September 1996 he was Co-President and Chief Operating Officer for a Monterey Pasta Company franchisee. From June 1994 to December 1994, he was Director of Operations for a Boston Market area developer and from 1984 to 1992, he was employed by PepsiCo's Pizza Hut, Inc., division in various senior management roles, including National Director of Operations for PepsiCo Foods International Mexico.

     Sam Bell Steves Rosser joined the Company in June 1993, as its President and assumed the duties of Vice President-Development in March 1995. He was employed by Olive Garden restaurants as a member of the store operating staff from March 1992 until May 1993. From October 1988 until Decemb er 1991, he was employed by Dwight L. Lieb, a real estate developer, as a commercial property manager and leasing agent.

     Joseph Fazzone joined the Company in January 1997 as Chief Financial Officer. He has provided accounting and financial consulting services in San Antonio, Texas as a sole practitioner since November 1994. From December 1991 to November 1994, he served as Chief Financial Officer of WaterMarc Food Management, Inc., a restaurant operator and franchiser founded by Mr. Gallagher. From 1990 to 1991, he served as Corporate Controller of TI-IN Network, Inc., a

San Antonio based educational satellite broadcasting network. From 1989 to 1990, he served as Manager-Corporate Planning and Financial Analysis of Intelogic Trace, Inc., a nationwide computer service provider. From 1984 to 1989, Mr. Fazzone served as an Audit Manager with the San Antonio office of Ernst & Young. Mr. Fazzone devotes approximately 90% of his time to the Company's affairs. Mr. Fazzone is a certified public accountant, having received a B.B.A. degree in accounting from Southwest Texas State University and an M.B.A. degree from the University of Texas at San Antonio.

     Michael M. Hogan received his B.B.A. degree in accounting from the University of Texas at Austin in 1972, and has been engaged in the private practice of accounting since 1975. His practice emphasizes restaurant formation, operation and financing. From 1987 to 1989, he was a co-founder and Chief Financial Officer of the 18-unit American Drive-Inn restaurants in Houston, Texas, and in 1990 was one of the founders of two Tejas Grill restaurants in Austin, Texas.

     Theodore M. Heesch has been a registered architect specializing in restaurant and hotel design since 1967. From 1981 to 1987, he was employed by McFaddin Kendrick, Inc., an entertainment club developer, as Executive Vice President. In 1988, Mr. Heesch formed TMHI to offer consulting serv ices to the hospitality industry, specializing in the design and development of food and beverage facilities. In June 1994, Mr. Heesch became Senior Vice President of Development for McFaddin Partners, a restaurant developer.

Significant Employee

     Paul C. LaMotta joined the Company in September 1997 as Vice President of Operations. Mr. LaMotta has over 16 years experience in the multi-unit restaurant business. From October 1994 to September 1997 he was Vice President - Operations for BC Superior, a Boston Market area developer, with responsibility for over 30 stores in the southeast U.S. Prior to September 1994, he held operations and franchise management positions with Wendy's from February 1994 to September 1994; Bonanza from July 1992 to February 1994 and Sbarro's May 1986 to May 1992.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation for the past three years to the Chief Executive Officer and to other executive officers who received compensation in excess of $100,000 during the year ended December 28, 1997.

Summary Compensation Table

                                          Annual Compensation
                                   ----------------------------------
                                                               Other       Long-term
                                                               Annual     Compensation       All
Name and                                                       Compen-      Awards          Other
Principal Position        Year        Salary       Bonus       sation       Options      Compensation
------------------        ----        ------       -----       ------       -------      ------------

William J. Gallagher      1997       $89,519      $37,156      $17,663         $0             $0
     Chairman and         1996        79,209            0        3,640          0              0
     Chief Executive      1995        59,211            0            0          0              0
     Officer

 Larry F. Harris          1997       $87,692      $25,000           $0         $0             $0
     President and        1996        23,158            0            0          0              0
     Chief Operating      1995             0            0            0          0              0
     Officer


     In August 1995, the Company entered into a five-year employment agreement with William J. Gallagher, its Chairman, to act as its franchise sales director based upon a salary equal to the greater of $75,000 per year or 20% of all franchise and area development fees paid to the Company, together with 5% of all royalty fees received by the Company under any franchise agreements and area development agreements which were executed during the time of Mr. Gallagher's employment agreement. Mr. Gallagher was appointed Chief Executive Officer of the Company in December 1996 and continues to be responsible for franchise and area development sales. In September 1996, Mr. Gallagher's employment agreement was amended to increase his base salary from $75,000 to $90,000 per year. Mr. Gallagher's employment agreement also provides for the payment of other annual compensation in the form of an auto allowance and life insurance benefits, which amounted to $17,663 in 1997.

     Larry F. Harris, the Company's President, is paid a base salary of $90,000 per year and is entitled to incentive bonuses aggregating up to an additional $90,000 computed under a formula based upon the number of Company-owned restaurants in operation and gross revenues in connection with the restaurants.

AUTHORIZATION FOR THE BOARD OF DIRECTORS TO IMPLEMENT A REVERSE SPLIT OF THE COMPANY'S COMMON STOCK

General

     The Company's Board of Directors recommends that the stockholders of the Company authorize the Board of Directors, at its discretion, to effect one of several alternative reverse splits of Common Stock ranging from a ratio of one new share of Common for two shares of the issued and outstanding Common Stock to a maximum of one new share of Common Stock for ten shares of the issued and outstanding Company's Common Stock (the "Reverse Split"). The Company's number of authorized shares of the Company's issued Common Stock shall not be reduced. The effect of a Reverse Split upon holders of Common Stock would be that the total number of shares of the Company's Common Stock held by each stockholder (each, an "Old Share") would be automatically converted into the number of new whole shares of Common Stock equal to the number of shares of Common Stock owned immediately prior to the Reverse Split, divided by a number ranging from two to ten adjusted, as described below, for any fractional shares (each, a "New Share").

     Should a Reverse Split be effected, each shareholder's percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor differences resulting from adjustments for fractional shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by a Reverse Split.

     Should a reverse split be effected, no certificates or scrip representing fractional shares of the Company's Common Stock will be issued to shareholders as a result of a Reverse Split. All fractional shares will be increased to the next higher whole number of shares.

     Should a reverse split be effected, the conversion ratio for the Company's outstanding Preferred Stock will be adjusted in accordance with the prescribed ratio. Similarly, the exercise price and number of shares of each outstanding warrant and option to purchase shares of the Company's Common Stock will be adjusted in accordance with the prescribed ratio. Additionally, the exercise price of and number of shares available for future issuance under each of the Company's 1994 Stock Option Plan will be adjusted in accordance with the prescribed ratio.

     In March 1998, The NASDAQ Stock Market, Inc., ("NASDAQ") formally notified the Company that the Company's Common Stock was subject to delisting on the NASDAQ SmallCap Market, after ninety days, for failure to maintain a minimum bid price of $1.00 per share, as is required for continued listing under Rule 4310 of the NASDAQ's Marketplace Rules. Listing may be maintained if during the ninety days following receipt of the notice the shares of Common Stock report a closing bid price of $1.00 or greater for ten consecutive trading days. In April 1998, the Company's shares of Common Stock traded at the level required for continued listing and the delisting was postponed. However, in June 1998, NASDAQ once again formally notified the Company that the Company's Common Stock was subject to delisting on the NASDAQ SmallCap Market, after ninety days, for again failing to maintain a minimum bid price of $1.00 per share. Listing may be maintained if during the ninety days following receipt of the June 1998 notice if the shares of Common Stock report a closing bid price of $1.00 or greater for ten consecutive trading days.

     In May 1998, NASDAQ also formally notified the Company that the Company's Common Stock was to be delisted from the NASDAQ SmallCap Market on June 2, 1998, for failure to maintain minimum net tangible assets of at least $2,000,000, as is required for continued listing under Rule 4310 of the NASDAQ's Marketplace.

     Company representatives have consulted with NASDAQ representatives regarding the delisting notices. The Company requested a formal hearing before NASDAQ, which is scheduled for July 9, 1998 in order to present its plan for compliance with NASDAQ listing qualifications. Based upon initial consultations with NASDAQ representatives, the Board of Directors is of the opinion that NASDAQ is unlikely to waive the bid price or net tangible asset requirement for continued listing.

     The Board of Directors believes that maintenance of the NASDAQ listing is in the best interest of the shareholders and the Company, as the NASDAQ SmallCap listing provides a convenient market for trading of the Common Stock of the Company, creates greater liquidity for all shareholders, and makes the Common Stock of the Company more attractive to investors.

     Thus, the Board of Directors recommends shareholder approval of a proposal to authorize the Board of Directors, in its discretion, to implement one of several alternative reverse splits of the Company's Common Stock at a ratio ranging from one new share of Common Stock for each of two shares of Common Stock to a maximum of one new share of Common stock for each ten shares of Common Stock. If this proposal is approved by shareholders, the Board of Directors may select one of the authorized ratios within this range for the Reverse Split, based on its determination of which of them results in the greatest marketability and liquidity of the Common Stock, on prevailing market conditions, on the likely effect on the market price of the Common Stock and other relevant factors. The remaining alternatives would be abandoned without further action by the shareholders of the Company.

     The Board believes that a decrease in the number of shares of Common Stock outstanding without any material alteration of the proportionate economic interest in the Company represented by individual shareholding may increase the trading price of such shares to meet NASDAQ's minimum bid price requirements. However there can be no assurance that the market price per New Share of Common Stock after a Reverse Split will equal the ratio of the stock split times the market price per Old Share of Common Stock before a Reverse Split, or that such price will either exceed or remain in excess of the current market price. Further, there is no assurance that the market for the Common Stock will be improved. Shareholders should note that the Board cannot predict what effect a Reverse Split would have on the market price of the Company's Common Stock. Additionally, because no change will be made to the authorized shares, the Reverse Split will increase the number of authorized, but unissued shares of the Company. This result could be construed as having an anti-takeover effect, although neither the Board of Directors nor the management of the Company views this proposal in that perspective.

Principal Effects of a Reverse Spilt

     The Certificate of Incorporation of the Company currently authorizes the Company to issue 5,000,000 shares of its Preferred Stock and 20,000,000 shares of its Common Stock. As of June 30, 1998, there were (1) 3,463,009 shares of Common Stock outstanding, (2) 653,892 shares of Series A Preferred Stock, par value $1.00 per share outstanding, (3) 133 shares of Series B Preferred Stock, par value $1.00 per share outstanding, (4) 2,600,000 common stock purchase warrants outstanding, (5) options to purchase 483,000 shares of Common Stock, and (6) 1,923,400 Series A Preferred Stock Purchase Warrants. If any Reverse Split is effected, no change in authorized shares shall result; however, if a Reverse Split should be effected, for example, at the median rate proposed (one share for six shares), the principal effect shall be to decrease the number of share of Common Stock issued and outstanding from 3,463,009 shares to approximately 577,168 issued and outstanding shares, based upon the number of shares outstanding on June 30, 1998. Similarly, each share of Preferred Stock, which is currently convertible into 2.7 shares of Common Stock, would be convertible into .45 shares of Common Stock.

     A Reverse Split may result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

     Pursuant to Texas law, the Company's stockholders are not entitled to dissenters' rights of appraisal with respect to the Amendment to effect a Reverse Split.

Exchange of Stock Certificates

     Should a Reverse Split be effected, shareholders will be required to exchange their stock certificates for new certificates representing the shares of new Common Stock. Stockholders will be furnished with the necessary materials and instructions for the surrender and exchange of stock certificates at the appropriate time by the Company's transfer agent. Stockholders will not be required to pay a transfer or other fee in connection with the exchange of certificates. Stockholders should not submit any certificates until requested to do so.

Federal Income Tax Consequences

     The following description of federal income tax consequences is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement.

     The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split. The Company, however, believes that because the Reverse Split is not part of a plan to periodically increase stockholders' proportionate interest in the assets or earnings and profits of the Company, the Reverse Split will have the following federal income tax effects.

     1. The Reverse Split will constitute a reorganization within the meaning of Section 368 (a) (1) (E) of the Code.
     2. A stockholder will not recognize gain or loss on the exchange. In the aggregate, the stockholder's basis in the New Shares will equal such stockholder's basis in the Old Shares.
     3. A stockholder's holding period for the New Shares will be the same as the holding period of the Old Shares exchanged therefor.
     4. The Company will not recognize any gain or loss on the exchange by reason of Section 1032 of the Code.

THE FEDERAL INCOME TAX DISCUSSION WITH RESPECT TO A REVERSE SPLIT AS SET FORTH ABOVE IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ALL STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM WHICH COULD RESULT FROM A REVERSE SPLIT.

Recommendation of the Board of Directors

     The Board of Directors recommends a vote FOR the proposed resolution authorizing the Board of Directors recommends shareholder approval of a proposal to authorize the Board of Directors, in its discretion, to implement one of several alternative reverse splits of the Company's Common Stock ranging from a ratio of one share of Common Stock for two shares of Common Stock to a maximum of one share of Common Stock for ten shares of Common Stock.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In March 1995, the Company executed an agreement with Bruce T. McGill, then a director of the Company, to develop up to ten Cluckers restaurants in Singapore over a 20-year period. Mr. McGill agreed to pay a $50,000 license fee (including $20,000 in cash and a promissory note for $30,000), a 5% royalty and a 4% advertising fee on the gross revenues generated from the Cluckers restaurants. The license was converted to apply to Harvest Rotisserie restaurants in March 1996. In October 1996, the Company refunded $10,000 of the deposit, cancelled the $30,000 promissory note and reduced the number of restaurants under the agreement from ten to two restaurants. Under the agreement, Mr. McGill also had the right of first refusal until March 30, 1997 to match the terms of any license the Company agrees to sell to develop Harvest Rotisserie restaurants in Malaysia. No restaurants have yet been developed under the agreement.

In August 1995, the Company entered into an employment agreement with Mr. Gallagher, the Chairman and Chief Executive Officer of the Company that was subsequently amended in September 1996.

During 1996, the Company paid Mr. Gallagher $29,800 of the purchase of certain furniture and fixtures used in the operation of the Company.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Akin, Doherty, Klein & Feuge, P.C. conducted the audit of the Company's financial statements for the year ended December 28, 1997. It is the Company's understanding that this firm is obligated to maintain audit independence as prescribed by the accounting profession and certain requirem ents of the Securities and Exchange Commission. As a result, the directors of the Company do not specifically approve, in advance, non-audit services provided by the firm, nor do they consider the effect, if any, of such services on audit independence.


                   PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
                     AT NEXT ANNUAL MEETING OF SHAREHOLDERS

     Any shareholders of record of the Company who desires to submit a proper proposal for inclusion in the proxy materials relating to the next annual meeting of shareholders must do so in writing and it must be received at the Company's principal executive offices prior to the Company's fiscal year end. The proponent must be a record or beneficial shareholder entitled to vote at the next annual meeting of shareholders on the proposal and must continue to own the securities through the date on which the meeting is held.

                                 OTHER BUSINESS

     Management of the Company is not aware of any other matters which are to be presented to the Annual Meeting, nor has it been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

     The above notice and Proxy Statement are sent by order of the Board of Directors.


                                              William J. Gallagher
                                              Chief Executive Officer
July 30, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                      PROXY
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
                         HARVEST RESTAURANT GROUP, INC.
                          TO BE HELD SEPTEMBER 18, 1998


     The undersigned hereby appoints William J. Gallagher as the lawful agent and Proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock of Harvest Restaurant Group, Inc. held of record by the undersigned on July 24, 1998, at the Annual Meeting of Shareholders to be held September 18, 1998, or any adjournment or postponement thereof.

     1. ELECTION OF DIRECTORS

     _____ FOR the election as a director of all nominees listed below (except as marked to the contrary below).

     _____     WITHHOLD AUTHORITY to vote for all nominees listed below.

     NOMINEES:  William J. Gallagher,  Larry F. Harris,  Sam Bell Steves Rosser,
                Michael M. Hogan, Theodore M. Heesch

INSTRUCTION:  To withhold authority to vote for individual nominees, write their names in the space provided below.


     2. To authorize the Board of Directors, in its discretion, to implement one of several alternative reverse splits of the Company's Common Stock ranging from a ration of one share for two shares of Common Stock to a maximum of one share for ten shares for Common Stock.

        FOR _____                AGAINST _____               WITHHOLD VOTE _____

     3. In his discretion, the Proxy is authorized to vote upon any matters which may properly come before the Annual Meeting, or any adjournment or postponement thereof.

     It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS NAMED IN ITEM 1 ABOVE AND FOR THE PROPOSAL SET FORTH IN ITEM 2, ABOVE.

     The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said Proxy may do by virtue hereof.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other au thorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:

                                            ------------------------------------
                                            Signature


PLEASE MARK, SIGN, DATE
AND RETURN THE PROXY
CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.                          ------------------------------------
                                            Signature, if held jointly


     PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS. [ ]